UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): July 5, 2018

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
(Exact name of registrant as specified in its charter)

BERMUDA	0-24796	98-0438382

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

O'Hara House, 3 Bermudiana Road, Hamilton, Bermuda		HM 08
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (441) 296-1431

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On July 5, 2018, CME Media Enterprises B.V. (“CME BV”), a wholly owned subsidiary of Central European Media Enterprises Ltd. (the “Company”), entered into an amended & restated framework agreement (the “Restated Framework Agreement”) with Slovenia Broadband S.à r.l. (the “Purchaser”), a wholly owned subsidiary of United Group B.V., to amend and restate that certain framework agreement dated July 9, 2017 (as filed with the SEC on July 10, 2017 as Exhibit 10.1 to CME’s Current Report on Form 8-K on such date), as amended by that certain Amendment No. 1 dated April 10, 2018 (as filed with the SEC on April 12, 2018 as Exhibit 10.1 to CME’s Current Report on Form 8-K on such date), concerning the sale of certain media businesses of the Company to the Purchaser.

Under the Restated Framework Agreement, the sale by CME BV of its 100% share interest in Nova TV d.d., which operates the Company’s businesses in Croatia (the “Croatian Transaction”), is independent of the sale by CME BV of its 100% share interest in Pro Plus d.o.o., which operates the Company’s businesses in Slovenia (the “Slovenian Transaction”). The Restated Framework Agreement allocates the total cash consideration of €230.0 million (approximately US$269.3 million at July 5, 2018 rates) into (i) cash consideration for closing of the Croatian Transaction of €85.0 million (approximately US$99.5 million at July 5, 2018 rates) and (ii) cash consideration for closing of the Slovenian Transaction of €145.0 million (approximately US$169.8 million at July 5, 2018 rates), each on a cash-free and debt-free basis and each subject to an adjustment in the event that actual working capital at a closing differs from an agreed level of target working capital.

The Restated Framework Agreement includes certain mutual termination rights of CME BV and the Purchaser, including an extension of the right of either party to terminate the Restated Framework Agreement if either transaction has not closed by September 14, 2018 (the “Extended Long Stop Date”). If the Restated Framework Agreement is terminated by either party because the Croatian Transaction and the Slovenian Transaction have not both closed prior to the Extended Long Stop Date, the Purchaser is obliged to pay CME BV a termination fee of €7 million (approximately US$8.2 million at July 5, 2018 rates), which would be reduced to a termination fee of approximately €4.4 million (approximately US$5.2 million at July 5, 2018 rates) in the event that the Croatian Transaction has closed as of the termination date, but the Slovenian Transaction has not yet closed by the Extended Long Stop Date, subject to certain exceptions, including if the requisite approval of the Competition Protection Agency in Slovenia has not been obtained as a result of the Purchaser being required to make specified material divestitures as a condition to such approval.

Closing of the Croatian Transaction remains subject to a determination by the Competition Protection Agency in Slovenia that the closing of the Croatian Transaction does not fall within the scope of its review, as well as other customary closing conditions.

Closing of the Slovenian Transaction remains subject to receipt by the Purchaser of the approval of the Competition Protection Agency in Slovenia, as well as other customary closing conditions.

The above description of the Restated Framework Agreement is incomplete and is qualified in its entirety by reference to the Restated Framework Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits
(d) Exhibits

Exhibit 10.1	Amended & Restated Framework Agreement, dated July 5, 2018, between CME Media Enterprises B.V. and Slovenia Broadband S.à r.l.

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

Date:	July 11, 2018	/s/ David Sturgeon
David Sturgeon
Executive Vice President and Chief Financial Officer Principal Financial Officer and Principal Accounting Officer